EXHIBIT 99.1

Joytoto USA, Inc. to Distribute Online Games to US Consumers

SANTA CLARA, Calif., May 21 /PRNewswire-FirstCall/ -- Joytoto USA, Inc. (OTC Bulletin Board: JYTO.OB) announced plans to distribute online games to consumers in the US to satisfy growing demand, through its exclusive North American Master License Agreement with Joyon Entertainment Co., Ltd. Online games will be selected from Joyon's extensive library of 24 popular and successful online games currently operating in the Asian market. Game categories include massively multiplayer online role-playing games (MMORPG's), first person shooter games (FPS), casual games, and board games.

Entry into the North American market is a natural extension of the company's existing capability, and represents JYTO's capability to increase market share in the United States. The US online gaming market is very attractive, the company believes, as revenue from US online gaming services is poised to increase from $1.1 billion in 2005 to $3.5 billion in 2009, according to a study done by Parks Associates (www.parksassociates.com), a market research and consulting firm focused on product and service segments that are considered "digital".

The Master License Agreement grants Joytoto USA's exclusive rights to each of the 24 game titles, server software, client software, and additional program and trademarks related to each game for 10 years, with the option for two additional five year periods thereafter.

Joyon's online games have enjoyed popular success and generated approximately $100 million USD in the Asian markets. "We believe our games will enjoy similar or better success here in the United States and as the majority of development costs have already been incurred bringing the games to market in Asia, the cost savings will undoubtedly give us a significant competitive advantage," said Michael Cho, Joytoto USA's Chief Executive Officer.

About:

Joytoto USA, Inc. (OTC Bulletin Board: JYTO.OB - News). The company's two business segments are electronic products and components, and online games. The electronic products and components business is that of a virtual, original equipment manufacturer (OEM) and original design manufacturer (ODM) of consumer electronics for retailers throughout the world. Joytoto USA's online game business segment operates online games in North America pursuant to an Exclusive North American Master License Agreement with Joyon Entertainment Co., Ltd. ("Joyon Korea"). The Master License Agreement gives Joytoto USA's wholly-owned subsidiary access to Joyon Korea's library of successful online video games currently operating in the Asian markets which have generated more than $100,000,000 in the Asian markets.

SOURCE Joytoto USA, Inc.